Exhibit 10.35

McDermott International, Inc.

Personal and Confidential

October 17, 2019

Re:	Retention Bonus

Dear [●]:

On behalf of McDermott International, Inc. (the “Company”), I am pleased to offer you the opportunity to receive a cash retention bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement to the Company (such date, the “Effective Date”). Capitalized terms used but not otherwise defined herein will have the meaning ascribed to such terms in Section 2.

1.Retention Bonus.  Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $[●] (the “Retention Bonus”) within thirty (30) days of the Effective Date.  You agree that in the event your employment with the Company Group terminates for any reason other than a Qualifying Termination before December 31, 2020 (the “Completion Date”), you will be required to repay to the Company Group within thirty (30) days of such termination 100% of the After-Tax Value of the Retention Bonus.  For the sake of clarity, you will not be required to repay any portion of the Retention Bonus if you are employed by the Company Group on the Completion Date.

2.Definitions.  For purposes of this Agreement:

“After-Tax Value of the Retention Bonus” means the aggregate amount of the Retention Bonus net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may reasonably be available in respect of such repayment.  The Company Group will determine in good faith the After-Tax Value of the Retention Bonus, which determination will be conclusive and binding.

“Cause” means “Cause” as defined in any employment, change-in-control or severance agreement between you and the Company Group or in any severance plan of the Company Group in which you participate, or, if no such agreement or plan exists or such term is not defined therein, “Cause” means your (i) material and intentional breach of your duties and responsibilities, which is not remedied promptly after the Company gives you written notice specifying such breach, (ii) commission of a felony, (iii) commission of or engaging in any act of fraud, embezzlement, theft, a material breach of trust or any material act of dishonesty involving the Company Group or (iv) significant violation of the code of conduct of the Company Group or of any statutory or common law duty of loyalty to the Company Group.

“Company Group” means the Company and its direct and indirect affiliates and subsidiaries.

“Disability” means “Disability” as defined in any employment, change-in-control or severance agreement between you and the Company Group or in any severance plan of the Company Group in which you participate, or, if no such agreement or plan exists or such term is not defined therein, “Disability” means your inability, due to physical or mental incapacity, to perform the essential functions of your job, for two hundred seventy (270) consecutive days.

“Good Reason” means “Good Reason” as defined in any employment, change-in-control or severance agreement between you and the Company Group or in any severance plan of the Company Group in which you participate, or, if no such agreement or plan exists or such term is not defined therein, “Good Reason” means any of the following, in each case, without your consent: (i) a change in your title or any material diminution of your responsibilities or authority or the assignment of any duties inconsistent with your position, in each case, compared to what was in effect as of the Effective Date; (ii) a reduction of your annual base salary and/or target bonus as in effect on the Effective Date; or (iii) a relocation of your principal office location more than fifty (50) miles from the Company’s offices at which you are based as of the Effective Date (except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of the Effective Date).  Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon any of the following: (x) your failure to provide written notice to the Company within thirty (30) days of the first occurrence of such event; (y) substantial correction of such occurrence by the Company within thirty (30) days following receipt of your written notice described in (x); or (z) your failure to actually terminate employment within the ten (10) day period following the expiration of the Company’s thirty (30)-day cure period.

“Qualifying Termination” means the termination of your employment before the Completion Date (i) by the Company Group for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability if, and only if, you execute and do not revoke a customary general release of claims that is reasonably satisfactory to the Company Group (the “Release”), and such Release becomes irrevocable, within 60 days of your termination, in which case the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination.  For the sake of clarity, a termination of employment will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case you will be required to repay the After-Tax Value of the Retention Bonus within ten (10) days after the expiration of the 60-day period.

3.Withholding Taxes. The Company Group may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company Group determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

4.No Right to Continued Employment.  Nothing in this Agreement will confer upon you any right to continued employment with the Company Group (or their respective successors) or to interfere in any way with the right of the Company Group (or their respective successors) to terminate your employment at any time.

5.Other Benefits.  The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company Group, unless such plan or agreement expressly provides otherwise.

6.Governing Law.  This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

7.Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

8.Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between you and the Company Group with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company Group with respect to the Retention Bonus, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by you and the Company Group.

9.Section 409A Compliance.  The intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement will be interpreted in a manner consistent therewith.

10.Administration.  The Company Group will have full power and authority to construe and interpret this Agreement, and any interpretation by the Company Group will be binding on you and your representatives and will be accorded the maximum deference permitted by law.  The Company Group, in its sole discretion, will have the right to modify, supplement, suspend or terminate this Agreement at any time; provided that, except as required by law, in no event will any amendment or termination adversely affect your rights without your prior written consent.  Subject to the foregoing, this Agreement will terminate upon the satisfaction of all obligations of the Company Group or its successor entities hereunder.

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This Agreement is intended to be a binding obligation on you and the Company Group.  If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement.  You should make a copy of the executed Agreement for your records.

Very truly yours,

McDermott International, Inc.

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

Dated: ______________________

Signed: ______________________

Signature Page to Agreement